Pricing Supplement dated December 4, 1997                 Rule 424(b)(2)
(To Prospectus dated October 24, 1997 and             File No. 333-22211
Prospectus Supplement dated October 24, 1997)

                 LIBERTY PROPERTY LIMITED PARTNERSHIP

                     Medium-Term Note - Fixed Rate


Face Amount:                                               $100,000,000
Issue Price:                                                     99.963%
Interest Rate:                                                    6.950%
Interest Payment Dates:                              June 1, December 1
Regular Record Dates:                               May 15, November 15
Stated Maturity Date:                                  December 1, 2006
Denominations (if other than
$1,000 and integral multiples thereof)                              N/A
Trade Date:                                            December 4, 1997
Original Issue Date:                                   December 9, 1997
Net Proceeds to Issuer:                                     $99,313,000
Agents' Commission:                                            $650,000
Names of Agents:                           Donaldson, Lufkin & Jenrette
                                                 Securities Corporation
                                     First Chicago Capital Markets, Inc.
                                                    Lehman Brothers Inc.
                                             J.P. Morgan Securities Inc.
                                                     UBS Securities LLC
Agents acting in the capacity
indicated below:
[ ] As Agents
[X] As Principals
     Reoffering at:
       [ ] varying prices related to prevailing market prices at the time of resale
       [X] fixed public offering price of 99.963% of face value


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Day Count Convention:
[X] 30/360
[ ] Actual/360
[ ] Actual/Actual
[ ] Other (see attached)

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:    %
     Annual Redemption Percentage Reduction:     % until Redemption
     Percentage is 100% of the Principal Amount.



Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:     %

Original Issue Discount:                        [X]   Yes      [ ]   No
Total Amount of OID:                                            $37,000
Yield to Maturity:                                                6.956%
Initial Accrued Period:                                December 9, 1997

Form:  [X]   Book-entry             [ ]   Certificated